Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.
	Julie Hughes	Robert Lentz
	(614) 236-3840	(614) 876-1900

AIRNET SYSTEMS, INC. REPORTS

FOURTH QUARTER AND YEAR 2002 RESULTS

COLUMBUS, Ohio (February 21, 2003) AirNet Systems, Inc. (NYSE: ANS) reported results for the three months and twelve months ended December 31, 2002.

Net revenues rose 5.6% to $37.5 million for fourth quarter 2002 from $35.5 million for the same period in 2001.  Express services revenue increased to $11.1 million or 29.6% of total revenue and Aviation services revenue nearly tripled to $1.7 million for the fourth quarter of 2002 compared to the same period in 2001.  These increased sales were partially offset by a $0.7 million decline to $24.7 million in Bank services revenue for fourth quarter 2002.

The Company had a net loss of $0.3 million, or $0.03 per diluted share, for the three months ended December 31, 2002 compared to net income of $2.1 million, or $0.21 per diluted share, for the same period last year.

Joe Biggerstaff, chairman and chief executive officer, stated “We are disappointed in the results for fourth quarter 2002.  The decline in Bank services revenue reflected increased competitive factors and additional cost reduction initiatives by our customers.  The Company’s contract for weekend business with the Federal Reserve was not renewed in fourth quarter 2002, which resulted in a $0.7 million loss of revenue compared to the same quarter last year.   This was minimally offset by new check delivery business that was added late in the quarter.  We are adapting to changes in the banking industry by reconfiguring our operational structure and its associated costs to align it with the volume and revenue changes.  We have also developed a new pricing model for our major bank customers to attract greater volumes and benefit both AirNet and our bank customers.

Positive trends continued during 2002 regarding revenue growth in Express services and Aviation services, as reflected in their contribution to the Company’s increase in total revenue. Although we did experience a somewhat higher than expected decline in shipment volume in November and December, the market for our services rebounded in January to shipment counts close to our October level.  In the fourth quarter of 2002, Express services revenue accounted for 29.6% of total revenue compared to 26.8% in the fourth quarter of 2001, while Aviation services rose to 4.4% of total revenue in the fourth quarter of 2002 due to significant growth in the private passenger charter business.”

Mr. Biggerstaff also stated, “We will continue to pursue our multi-year strategy to transform AirNet into a company that maximizes utilization of its unique airline by responding to growth opportunities for our Express business, while also continuing to respond to the needs of our bank customers.  This will require significant changes in our route structure and a greater investment in sales and marketing to diversify the company.  The Board of Directors has authorized management to explore a wide range of strategic alternatives to enhance AirNet’s long-term growth and profitability.  This evaluation is underway and will include a comprehensive internal review of current growth strategies as well as examination of external alternatives for development of the business.  Decisions regarding these matters are anticipated later this year.”

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Fourth Quarter Results

Bank services revenue declined 2.6% to $24.7 million for the three months ended December 31, 2002 compared to the same period in 2001.  Positive revenue contributions from new routes established during the fourth quarter of 2002 and a security surcharge implemented in third quarter 2002 were offset by the impact of the holidays and by lower shipment volume, particularly for the weekend program.

Express services revenue improved 16.5% to $11.1 million for fourth quarter 2002 from $9.5 million the prior year.  Solid revenue growth was achieved for shipments on AirNet’s airline, which accounted for 72.3% of Express shipments.  In addition, revenue from Mercury Business Services increased 11.6% for the fourth quarter compared to a year ago.  Medical shipments continued to achieve significant growth through increased market penetration in select markets combined with expansion into additional Medical markets such as organ procurement and cell therapy.  Revenues from Medical shipments increased 39.4% in the fourth quarter of 2002 compared to the same period in 2001.

Aviation services revenue nearly tripled to $1.7 million for fourth quarter 2002 from $0.6 million a year ago.  Charter passenger revenue represented the most significant portion of the quarter-over-quarter increase.

Total costs and expenses were $37.5 million for fourth quarter 2002 versus $31.5 million the prior year.  The private passenger charter business accounted for $1.1 million of the increase, primarily in the areas of pilot wages, fuel, maintenance, aircraft lease, crew training and insurance expenses.  Other operational wages and benefits rose an additional $0.7 million due to higher payroll, employee benefits, and other compensation compared to fourth quarter 2001.  Aircraft fuel expense was $0.7 million above fourth quarter 2001 due to a 12.3% increase in hours flown by the airline and higher average fuel prices.  The Company’s fuel surcharge program had a positive impact on aircraft fuel expense for the fourth quarter of 2002.  Aircraft maintenance expense rose $0.7 million for fourth quarter 2002 versus last year as a result of the higher number of flying hours.  Depreciation increased $0.6 million for fourth quarter 2002 due to the addition of aircraft and related items compared to a year ago.  Substantial increases in aircraft lease expense, aircraft insurance and crew training were the principal factors impacting the $0.8 million increase in other operating expenses for fourth quarter 2002 versus a year ago.

Year 2002 Results

Net revenues for the twelve months ended December 31, 2002 were $148.9 million versus $140.5 million for 2001.  Strong sales comparisons were achieved throughout 2002 for Express services and Aviation services, which increased $8.7 million and $3.5 million, respectively.  Bank services revenue declined $3.8 million for the year 2002 compared to 2001.  Lower check delivery volume, principally in the first half of 2002, combined with continuation of historically low interest rates, non-renewal of the Federal Reserve contract, and persistent weakness in the national economy contributed to the reduction in revenues.

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Total expenses rose 11.3% to $141.6 million for the year 2002 from $127.1 million a year ago.  The increase in private passenger charter activity accounted for $3.4 million of the increased expenses for the year 2002.  Other factors included increases in wages and benefits, aircraft fuel, and other operating expenses.  Higher depreciation due to the increase in the number of aircraft in the year-over-year comparison represented $3.0 million of the increase for the year 2002 compared to 2001.

The Company recorded a $1.9 million non-cash after-tax charge, or $0.18 per diluted share, in accordance with its adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”).  Under the transition provisions of SFAS 142 this non-cash charge is a cumulative effect of an accounting change as of January 1, 2002, based on a review of goodwill associated with the 1998 purchase of Mercury Business Services. The review indicated that the $3.1 million (pretax) of remaining goodwill related to this acquisition was impaired as of January 1, 2002, and therefore the impairment charge was recorded.

Income prior to the non-cash charge pursuant to SFAS 142 was $3.4 million compared to $5.2 million for the year 2001.  The prior year results included a $1.7 million one-time impairment charge related to the Company’s ownership interest in The Check Exchange System Co.  Net income was $1.5 million, or $0.15 per diluted share, for the year 2002 versus $5.2 million, or $0.49 per diluted share, the prior year.

Bill Sumser, chief financial officer, commented, “Our fourth quarter revenue reflects the continued weakness in the economy as well as increased competitive pressures and decreasing check volumes within the banking industry. As previously reported, we are reviewing our ground operations to assist the regional management to find efficiencies and cut costs.  We are encouraged by these initial efforts and plan to expand them throughout the Company this year.  The fuel surcharge program implemented during the third quarter is working to reduce the impact of higher prices.  The near-term results are not as visible due to an increase in hours flown by our airline.

As we seek to balance both short-term and long-term needs during this period, we are taking steps to increase sales through profitable growth opportunities in the Express services business.  We are transforming our airline and adapting the route structure as well as the fleet mix to meet the requirements of Express customers and demands of the changing bank environment.  Barring new route requirements, we are targeting additional piston aircraft and the Learjet 25’s for elimination from our fleet in the coming year.  We expect pressure on our short-term earnings as we strive to achieve this longer term strategy.”

AirNet Fleet

The Company’s fleet strategy is to have appropriate aircraft to respond to growth and achieve improved operating performance.  The fifth and final Cessna Caravan aircraft ordered in 2001 was delivered during the fourth quarter of 2002.  The Company operates seven Learjets in its private passenger charter business.

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Seven of the Company’s 18 Chieftain aircraft remained grounded during fourth quarter 2002 in accordance with a U.S. Federal Aviation Administration order issued in August 2002.  The grounding will continue until replacement engines or repair parts become available.  During fourth quarter 2002, the grounding resulted in increased utilization of other aircraft in the Company’s fleet and higher sublease costs paid to third party air providers.

AirNet Systems, Inc.

AirNet Systems Inc. operates AirNet Express, an integrated national air transportation network that provides expedited air transportation and passenger charter services to banks, medical customers, the U.S. government, and other time-critical small package shippers in more than 100 cities nationwide. The AirNet airline has more than 120 aircraft, including 36 Learjets, located strategically throughout the United States.  AirNet Express flies over half a million miles per week. AirNet’s fleet departs most cities several hours after other major package delivery companies. To find out more, visit AirNet’s Web site: www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements regarding future events and the future financial performance of the Company.  These forward-looking statements include comments on the Company’s future growth and operational strategies.  These statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, potential regulatory changes by the Federal Aviation Administration or the Federal Reserve; enactment of the Check Clearing Act of the 21st Century which could have an effect on AirNet’s cancelled check volumes; potential changes in federally mandated security requirements; acts of war and terrorist activities; adverse weather conditions; the impact of prolonged weakness in the U.S. economy on time-critical shipment volumes; changes in check processing and shipment patterns of bank customers; acceptance of the Company’s time-critical service offerings within targeted Express markets and other risks and uncertainties detailed from time to time in the Company’s periodic reports to the Securities and Exchange Commission.  Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

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AirNet Systems, Inc.

Consolidated Financial Summary

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2002	2001	2002	2001
Financial Data
(in thousands, except per share data):
Air transportation revenues:
Bank services	$24,707	$25,376	$101,023	$104,778
Express services	11,101	9,528	42,529	33,870
Aviation services and other	1,659	586	5,360	1,850
Total net revenues	37,467	35,490	148,912	140,498

Expenses
Wages and benefits	5,844	4,898	22,405	19,379
Aircraft fuel	3,875	3,045	15,611	12,594
Aircraft maintenance	3,276	2,487	12,305	10,961
Contracted air costs	3,917	3,846	14,257	15,868
Ground courier	6,264	5,957	24,415	22,960
Depreciation	4,682	3,960	17,786	14,760
Other	4,127	2,897	14,423	11,191
Selling, general and administrative	5,481	4,414	20,434	19,376
Total expenses	37,466	31,504	141,636	127,089

Income from operations	1	3,986	7,276	13,409

Impairment on investment	—	—	—	1,744
Interest expense	425	364	1,649	1,668
Provision (benefit) for income taxes	(103)	1,495	2,256	4,803
Income (loss) before cumulative effect of accounting change	(321)	2,127	3,371	5,194

Cumulative effect of accounting change (note 2)	—	—	1,868	—

Net income (loss)	($321)	$2,127	$1,503	$5,194

Income (loss) per share before cumulative effect of accounting change
Basic and dilutive	($0.03)	$0.21	$0.33	$0.49

Net income (loss) per share Basic and dilutive	($0.03)	$0.21	$0.15	$0.49

Weighted average shares outstanding
- Basic	10,154	10,124	10,141	10,576
- Assuming dilution	10,186	10,218	10,261	10,636

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AirNet Systems, Inc.

Consolidated Financial and Operational Summary

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2002	2001	2002	2001
Balance Sheet Data — (in thousands):
Current assets			$32,144	$26,320
Net property and equipment			111,349	98,872
Total assets			148,514	133,079

Current liabilities			16,667	11,540
Total debt			41,794	28,235
Shareholder’s equity			80,795	78,946

Operational Data:
Bank services:
Shipments	786,720	836,903	3,298,404	3,352,337
Pounds	7,283,837	7,976,774	31,043,350	32,608,098

Express services shipments:
ANX (on the AirNet airline)	42,232	35,543	163,088	125,186
SDX (on other carriers)	12,713	11,661	44,593	46,669
Charter	1,516	1,247	5,907	4,604
Ground	3,972	3,033	15,658	10,571
Mercury Business Services	117,849	112,011	445,457	441,316
Other	20	28	82	135
Total	178,302	163,523	674,785	628,481

Express services pounds:
ANX (on the AirNet airline)	1,025,512	829,038	3,048,328	2,438,144
SDX (on other carriers)	221,651	223,338	666,951	739,842
Charter	462,068	438,327	1,333,578	1,119,006
Ground	733,204	681,781	2,202,716	2,229,428
Mercury Business Services	440,126	342,863	1,256,561	1,122,847
Other	281	411	1,126	1,826
Total	2,882,842	2,515,758	8,509,260	7,651,093

Note 1:	Certain 2001 balances have been reclassified to conform to 2002 presentation.

Note 2:

Represents impaired value of goodwill related to the 1998 acquisition of Mercury Business Services.In accordance with adoption of SFAS 142, impairment is a cumulative effect of a change in accounting principles as of January 1, 2002.

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